Exhibit 99.1

NEWS RELEASE

For more information, contact:

Steve Albright
Chief Financial Officer

(636) 733-1305

FOR IMMEDIATE DISTRIBUTION

Reliv International Reports Fourth-Quarter

and Full-Year Financial Results for 2018

CHESTERFIELD, MO, March 29, 2019 – Reliv International, Inc. (NASDAQ:RELV), a maker of nutritional supplements that promote optimal health, today reported its financial results for the fourth quarter and full year of 2018.

Fourth-Quarter Results

Reliv reported net sales of $9.3 million for the fourth quarter of 2018, compared with net sales of $9.9 million for the fourth quarter of 2017. U.S. net sales decreased by 6.7 percent for the quarter compared with the same quarter in 2017. Net sales outside of the United States decreased by 4.6 percent in the fourth quarter of 2018 compared to the prior-year quarter. Net sales in Asia and Mexico were up 35.5 percent and 35.1 percent, respectively, in the fourth quarter; however, sales in Europe decreased by 17.7 percent.

Reliv reported a net loss of $145,000, or loss of $0.08 per diluted share, for the fourth quarter of 2018 compared with a net loss of $382,000, or a loss of $0.21 per diluted share, for the fourth quarter of 2017. The loss from operations for the fourth quarter of 2018 was $169,000 compared to income from operations of $141,000 in the same period in 2017. Income tax expense was $517,000 for the fourth quarter of 2017 primarily the result of non-cash adjustments to our deferred tax assets, including a $509,000 valuation allowance recorded against the value of net operating loss carryforwards in our European subsidiary.

Full-Year Results

Reliv reported net sales of $36.1 million for 2018 compared with net sales of $41.8 million in 2017. U.S. net sales decreased to $27.7 million from $32.5 million, a decline of 14.8 percent.

Net sales in Reliv’s foreign markets for 2018 decreased 9.4 percent compared with net sales for 2017. The decline in net sales in Europe represented a significant portion of the decrease in foreign sales. Net sales in Europe declined by 13.2 percent in 2018 compared to the prior year. Net sales in Asia increased by 3.8 percent in 2018 compared to the prior year.

The net loss for 2018 was $1.9 million (loss per diluted share of $1.03) compared to a net loss of $697,000 (loss per diluted share of $0.38) in 2017. The loss from operations for 2018 was $1.9 million compared to a loss from operations of $183,000 in 2017. Selling, general, and administrative expenses were $16.5 million versus $17.9 million in 2017. Income tax expense for 2018 was $98,000 compared to $545,000 in 2017, with the 2017 income tax expense primarily the result of the deferred tax adjustments made in the fourth quarter of 2017.

“We continue the work from 2018 to grow sales through improved business development support to our distributors coupled with incentive programs that reward those that develop new business,” said Ryan A. Montgomery, Chief Executive Officer.

Business development support includes the development of web-based training for onboarding new distributors and regular updates to online tools such as the corporate website, replicating websites for distributor, and the mobile app. “We also have incentives and promotions in place to reward ‘new business volume’ development throughout much of 2019, culminating in an incentive trip later this fall,” Montgomery commented. “In addition to the new business development tools and support, we continue to focus on building a loyal and repeat customer base. Free shipping incentives for Preferred Customers recurring orders have led to increased sponsoring at the customer level,” added Montgomery.

“From a product development perspective, we are pursuing exciting concepts and new developments to be announced throughout 2019.”

Another feature recently added to the Reliv compensation plan is to pay wholesale profit to distributors on a weekly basis. “This puts a portion of the rewards of our compensation plan back into a distributor’s pocket quicker, which can have a positive impact on the success of a distributor and improve retention,” said Montgomery.

In international operations, Montgomery noted the growth in the Philippines and Mexico, especially in the latter half of 2018. “We are very pleased with the results in these markets, and we will provide them with the resources needed to continue that trend.”

Reliv had cash and cash equivalents of $2.0 million as of December 31, 2018, compared to $3.3 million as of December 31, 2017. Net cash used in operating activities was $1.2 million in 2018 compared to $157,000 of cash used in operations in the prior-year period.

As of December 31, 2018, Reliv had 30,370 Distributors and Preferred Customers – a decrease of 9.7 percent from December 31, 2017 – of which 3,370 are Master Affiliate level and above. The number of Master Affiliates decreased by 13.8 percent compared to the year-ago total. Master Affiliate is the level at which Distributors are eligible to earn generation royalties.

About Reliv International, Inc.

Reliv International, based in Chesterfield, MO, produces nutritional supplements that promote optimal nutrition. Reliv supplements address core nutrition and targeted solutions. Reliv is the exclusive provider of LunaRich® products, which optimize levels of lunasin, a soy peptide that works at the epigenetic level to promote optimal health. The company sells its products through an international network marketing system of independent distributors in 14 countries. Learn more about Reliv at reliv.com, or on Facebook, Twitter or Instagram.

Statements made in this news release that are not historical facts are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or similar expressions. Factors that could cause actual results to differ are identified in the public filings made by Reliv with the Securities and Exchange Commission. More information on factors that could affect Reliv’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which are available on the Company’s web site, reliv.com.

--FINANCIAL HIGHLIGHTS FOLLOW –

Reliv International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets
	December 31	December 31
	2018	2017
	(Unaudited)	(Audited)
Assets
Current Assets:
Cash and cash equivalents	$1,989,974	$3,272,788
Accounts receivable, less allowances of $5,000 in 2018 and $26,300 in 2017	400,759	29,760
Accounts and note due from employees and distributors	151,222	138,497
Inventories	2,954,947	4,555,485
Assets held for sale	2,124,939	-
Other current assets	464,165	399,154

Total current assets	8,086,006	8,395,684

Other assets	3,569,309	3,916,551
Cash surrender value of life insurance	-	3,086,522
Net property, plant and equipment	4,698,550	5,677,239

Total Assets	$16,353,865	$21,075,996

Liabilities and Stockholders' Equity

Accounts payable and accrued expenses	$3,915,390	$3,212,634
Current portion of long-term debt	-	3,045,421
Other noncurrent liabilities	445,611	453,354
Stockholders' equity	11,992,864	14,364,587

Total Liabilities and Stockholders' Equity	$16,353,865	$21,075,996

Consolidated Statements of Operations
	Three months ended December 31		Year ended December 31
	2018	2017	2018	2017
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Product sales	$8,788,666	$9,271,433	$33,918,169	$38,751,357
Handling & freight income	527,050	663,616	2,197,572	3,037,425

Net Sales	9,315,716	9,935,049	36,115,741	41,788,782

Costs and expenses:
Cost of products sold	2,619,785	2,287,759	9,709,743	9,401,406
Distributor royalties and commissions	2,890,639	3,432,631	11,749,604	14,685,553
Selling, general and administrative	3,974,045	4,073,412	16,520,885	17,885,226

Total Costs and Expenses	9,484,469	9,793,802	37,980,232	41,972,185

Income (loss) from operations	(168,753)	141,247	(1,864,491)	(183,403)

Other income (expense):
Interest income	22,922	25,271	93,054	101,901
Interest expense	(2,361)	(29,782)	(95,556)	(109,254)
Other income (expense)	53,411	(1,673)	61,652	38,844

Income (loss) before income taxes	(94,781)	135,063	(1,805,341)	(151,912)
Provision for income taxes	50,000	517,000	98,000	545,000

Net loss	$(144,781)	$(381,937)	$(1,903,341)	$(696,912)

Loss per common share - Basic	$(0.08)	$(0.21)	$(1.03)	$(0.38)
Weighted average shares	1,845,000	1,845,000	1,845,000	1,845,000

Loss per common share - Diluted	$(0.08)	$(0.21)	$(1.03)	$(0.38)
Weighted average shares	1,845,000	1,845,000	1,845,000	1,845,000

Reliv International, Inc. and Subsidiaries

Net sales by Market
(in thousands)	Three months ended December 31,				Change from
	2018		2017		prior year
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	%

United States	$7,168	76.9%	$7,683	77.3%	$(515)	-6.7%
Australia/New Zealand	167	1.8%	212	2.1%	(45)	-21.2%
Canada	162	1.7%	234	2.4%	(72)	-30.8%
Mexico	127	1.4%	94	0.9%	33	35.1%
Europe	970	10.4%	1,179	11.9%	(209)	-17.7%
Asia	722	7.8%	533	5.4%	189	35.5%

Consolidated Total	$9,316	100.0%	$9,935	100.0%	$(619)	-6.2%

Net sales by Market
(in thousands)	Year ended December 31,				Change from
	2018		2017		prior year
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	%

United States	$27,673	76.6%	$32,475	77.7%	$(4,802)	-14.8%
Australia/New Zealand	732	2.0%	923	2.2%	(191)	-20.7%
Canada	719	2.0%	915	2.2%	(196)	-21.4%
Mexico	474	1.3%	445	1.0%	29	6.5%
Europe	3,973	11.0%	4,578	11.0%	(605)	-13.2%
Asia	2,545	7.1%	2,453	5.9%	92	3.8%

Consolidated Total	$36,116	100.0%	$41,789	100.0%	$(5,673)	-13.6%

The following table sets forth, as of December 31, 2018 and 2017, the number of our Active Distributors/Preferred Customers and Master Affiliates and above.  The total number of active distributors includes Master Affiliates and above. We define an active distributor as one that enrolls as a distributor or renews his or her distributorship during the prior twelve months.  Master Affiliates and above are distributors that have attained the highest level of discount and are eligible for royalties generated by Master Affiliate groups in their downline organization.    Preferred Customers represent approximately 5,060 and 4,990 of the Active Distributor count as of December 31, 2018 and 2017, respectively.

Active Distributors/Preferred Customers and Master Affiliates and Above by Market

	As of 12/31/2018		As of 12/31/2017		Change in %
	Active Distributors and Preferred Customers	Master Affiliates and Above	Active Distributors and Preferred Customers	Master Affiliates and Above	Active Distributors and Preferred Customers	Master Affiliates and Above

United States	19,810	2,340	23,050	2,820	-14.1%	-17.0%
Australia/New Zealand	960	90	1,100	110	-12.7%	-18.2%
Canada	560	80	660	90	-15.2%	-11.1%
Mexico	970	90	710	60	36.6%	50.0%
Europe	2,980	390	3,800	450	-21.6%	-13.3%
Asia	5,090	380	4,300	380	18.4%	0.0%

Consolidated Total	30,370	3,370	33,620	3,910	-9.7%	-13.8%